Exhibit 99

JPMorgan Chase & Co
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Issues Reminder Concerning Expiration of Warrants

New York, October 17, 2018 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) today issued a further reminder to the holders of the outstanding warrants to purchase common stock of JPMorgan Chase (NYSE: JPM/WS) that the warrants will expire on Sunday, October 28, 2018. Because this expiration date is not a trading day on the NYSE, the warrants will not be exercisable after the cutoff time for exercises on Friday, October 26, 2018 set by the Depository Trust & Clearing Corporation (“DTCC”).
The NYSE has notified the Firm that it will suspend trading in the warrants after the close of trading on Tuesday, October 23, 2018 so that all trades can be settled by Friday, October 26, 2018.
Any warrant not exercised prior to DTCC’s cutoff time on October 26, 2018 will expire and become void, and the holder will not receive any shares of JPMorgan Chase common stock.
As of September 30, 2018, there were approximately 7.7 million warrants outstanding. The warrants have an exercise price of $41.472 per share.
Holders of warrants who wish to exercise their warrants should contact the broker or custodian through which they hold their warrants for instructions on how to exercise the warrants. Brokers and custodians are encouraged to contact the warrant agent, Computershare Inc (telephone: 800-546-5141), or DTCC well in advance of the expiration date and DTCC’s cutoff time on October 26, 2018 to confirm the procedures for exercising warrants.
Further information regarding the warrants is available on the Firm’s website at www.jpmorganchase.com, under the heading Investor Relations, Shareholder Information: “Warrant Information.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438